Company Contact: Michael J. Fitzpatrick Chief Financial Officer OceanFirst Financial Corp. Tel: (732) 240-4500, ext. 7506 Fax: (732) 349-5070 Email: Mfitzpatrick@oceanfirst.com	Exhibit 99.1

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES SECOND QUARTER

FINANCIAL RESULTS

TOMS RIVER, NEW JERSEY, July 28, 2016…OceanFirst Financial Corp. (NASDAQ:“OCFC”), (the “Company”), the holding company for OceanFirst Bank (the “Bank”), today announced that diluted earnings per share were $0.16 for the three months ended June 30, 2016, as compared to $0.31 for the corresponding prior year quarter. For the six months ended June 30, 2016, diluted earnings per share were $0.39, as compared to $0.63 for the corresponding prior year period.

On May 2, 2016, the Company completed its acquisition of Cape Bancorp, Inc. (“Cape”), which added $1.5 billion in assets, $1.2 billion in loans, and $1.2 billion in deposits. The Company anticipates that core system integration and rebranding will occur in October 2016, providing for the realization of additional cost savings entering the first quarter of 2017. The results of operations for the three and six months ended June 30, 2016 includes merger related expenses of $7.2 million and $8.6 million, respectively. In connection with the acquisition, the Bank deleveraged the combined balance sheet through the sale of lower-yielding securities and the prepayment of existing term borrowings in order to improve the net interest margin, reduce interest rate sensitivity, and increase capital ratios. The implementation of this strategy resulted in an expense of $136,000 relating to the prepayment of Federal Home Loan Bank (“FHLB”) borrowings and a loss of $12,000 on the sale of investment securities available-for-sale. Excluding the after-tax impact of merger related expenses and deleveraging costs, core earnings for the three and six months ended June 30, 2016 were $8.7 million or $0.38 per diluted share, and $14.1 million, or $0.70 per diluted share, respectively. (Please refer to Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.)

Other highlights are described below.

•	Primarily due to the benefit of the Cape acquisition, net interest margin increased to 3.55%, as compared to 3.32% in the trailing quarter and 3.23% in the prior year quarter.

•	The Company’s strong deposit funding is reflected in the loan to deposit ratio at June 30, 2016 of 97.6% and the average cost of deposits for the quarter ended June 30, 2016 of 0.25%.

•	On July 13, 2016, the Company announced it had entered into a definitive agreement and plan of merger pursuant to which Ocean Shore Holding Company (“Ocean Shore”), the holding company and parent of Ocean City Home Bank, will merge with and into OceanFirst in a transaction valued at approximately $145.6 million. Ocean City Home Bank is one of Southern New Jersey’s oldest and largest community banks with approximately $1.1 billion in total assets, $818 million in total deposits and $796 million in gross loans.

Chief Executive Officer and President Christopher D. Maher commented, “The Company achieved substantial improvement in core earnings, as we delivered the initial expected benefits of the Cape acquisition. We anticipate additional expense savings later in the year due to core system integration and rebranding which should be fully realized as we enter the first quarter of 2017.” Mr. Maher added; “Our continued investment in deposit gathering capabilities, reflected in the Cape and Ocean Shore acquisitions, support our strategy of funding loan growth with high quality, core deposits.”

The Company also announced that the Board of Directors declared its seventy-eighth consecutive quarterly cash dividend on common stock. The dividend for the quarter ended June 30, 2016 of $0.13 per share will be paid on August 19, 2016 to stockholders of record on August 8, 2016.

Results of Operations

On July 31, 2015, the Company completed its acquisition of Colonial American Bank (“Colonial”), which added $142.4 million to assets, $121.2 million to loans, and $123.3 million to deposits. Colonial’s results of operations are included in the consolidated results for the three and six months ended June 30, 2016, but are excluded from the results of operations for the corresponding prior year periods.

On May 2, 2016, the Company completed its acquisition of Cape and its results of operations from May 2, 2016 through June 30, 2016 are included in the consolidated results for the three and six months ended June 30, 2016, but are excluded from the results of operations for the corresponding prior year periods.

Net income for the three months ended June 30, 2016 was $3.7 million, or $0.16 per diluted share, as compared to net income of $5.1 million, or $0.31 per diluted share, for the corresponding prior year period. Net income for the six months ended June 30, 2016 was $7.9 million, or $0.39 per diluted share, as compared to net income of $10.4 million, or $0.63 per diluted share, for the corresponding prior year period. Net income for the three and six months ended June 30, 2016 includes merger related expenses, of $7.2 million and $8.6 million, respectively. Additionally, net income for the three and six months ended June 30, 2016, includes a Federal Home Loan Bank prepayment fee of $136,000, and a loss on the sale of investment securities available-for-sale of $12,000. Excluding these items, diluted earnings per share increased over the prior year periods due to higher net interest income and other income partly offset by higher operating expenses and provision for loan losses. Net income for the three and six months ended June 30, 2016 included losses of $138,000 and $417,000, respectively, attributable to the operations of a hotel, golf and banquet facility acquired in the fourth quarter of 2015 as other real estate owned.

Excluding merger related expenses, the FHLB prepayment fee and loss on sale of investment securities, diluted earnings per share increased $0.06 from the prior linked quarter primarily due to the favorable impact of the Cape acquisition.

Net interest income for the three and six months ended June 30, 2016 increased to $30.0 million and $50.6 million, respectively, as compared to $18.4 million and $36.6 million for the same prior year periods, reflecting an increase in interest-earning assets and a higher net interest margin. Average interest-earning assets increased $1,102.2 million and $668.5 million, respectively, for the three and six months ended June 30, 2016, as compared to the same prior year periods. The three and six months ended June 30, 2016 were favorably impacted by the interest-earning assets acquired from Cape and Colonial, which averaged $980.2 million and $545.6 million, respectively. Average loans receivable, net, increased $1,009.5 million and

$644.1 million, respectively, for the three and six months ended June 30, 2016, as compared to the same prior year periods. The increases attributable to Cape and Colonial were $866.4 million and $483.9 million, respectively. The net interest margin increased to 3.55% and 3.45%, respectively, for the three and six months ended June 30, 2016, as compared to 3.23% for both prior year periods. The yield on average interest-earning assets increased to 3.92% and 3.84%, respectively, for the three and six months ended June 30, 2016, as compared to 3.61% and 3.60% for the same prior year periods. The yields on average interest-earning assets for the three and six months ended June 30, 2016 benefited from the accretion of purchase accounting adjustments on Cape and Colonial of $1.3 million and $1.4 million, respectively; the higher-yielding interest-earning assets acquired from Cape; and the change in the average balance sheet mix in favor of higher-yielding loans receivable at the expense of lower-yielding securities. The cost of average interest-bearing liabilities at 0.46% for the three months ended June 30, 2016, was unchanged as compared to the prior year period. For the six months ended June 30, 2016, the cost of average interest-bearing liabilities increased to 0.48%, from 0.46% in the prior year period. The total cost of deposits (including non-interest bearing deposits) was 0.25%, for both the three and six months ended June 30, 2016, as compared to 0.22% for both prior year periods.

Net interest income for the three months ended June 30, 2016 increased $9.5 million, as compared to the prior linked quarter, as interest-earning assets increased $909.3 million, of which $876.6 million relates to Cape, and as the net interest margin increased to 3.55%, from 3.32%. The yield on average interest-earning assets increased to 3.92% for the three months ended June 30, 2016, from 3.73% for the prior linked quarter, while the cost of average interest-bearing liabilities was 0.46% for the three months ended June 30, 2016, as compared to 0.50% for the prior linked quarter.

For the three and six months ended June 30, 2016, the provision for loan losses was $662,000 and $1.2 million, respectively, as compared to $300,000 and $675,000, respectively, for the corresponding prior year periods. Net charge-offs were $198,000 and $1.3 million, respectively, for the three and six months ended June 30, 2016, as compared to net charge-offs of $185,000 and $458,000, respectively, in the corresponding prior year periods. The increase in net charge-offs for the six months ended June 30, 2016 was primarily due to first quarter charge-offs of $886,000 on two non-performing commercial loans. Non-performing loans decreased to $15.3 million at June 30, 2016, as compared to $16.2 million at March 31, 2016 and $20.9 million at June 30, 2015.

For the three and six months ended June 30, 2016, other income increased to $4.9 million and $8.3 million, respectively, as compared to $4.2 million and $8.2 million, respectively, in the same prior year periods. The increases from the prior periods were primarily due to the impact of the Cape acquisition which added $951,000 to total other income for the three and six months ended June 30, 2016, as compared to the same prior year periods. Excluding Cape, other income decreased $238,000 and $848,000, respectively, as compared to the same prior year periods. The decreases, excluding Cape, were partly due to higher net losses from other real estate operations of $196,000 and $623,000, respectively, as compared to the prior year periods. The losses were predominately due to the seasonal operations of the hotel, golf and banquet facility acquired as other real estate owned in the fourth quarter of 2015. The Bank is currently engaged in a sales process with qualified buyers. The results for the three and six months ended June 30, 2015 included gains on sale of loan servicing of $30,000 and $111,000, respectively.

For the quarter ended June 30, 2016, other income, excluding the impact from Cape, increased $557,000, as compared to the prior linked quarter. The increases were related to a lower net loss on other real estate operations of $138,000 and a $187,000 increase in fees and service charges.

Operating expenses increased to $28.6 million and $45.4 million, respectively, for the three and six months ended June 30, 2016, as compared to $14.4 million and $28.1 million, respectively, in the same prior year periods. Operating expenses for the three and six months ended June 30, 2016 include $7.2 million and $8.6 million, respectively, in merger related expenses relating to the acquisition of Cape, as compared to merger related expenses of $184,000 and $234,000, respectively, in the prior year periods relating to the acquisition of Colonial. Excluding merger related expenses, the increases in operating expenses over the prior year were primarily due to the operations of Cape and Colonial, which added $5.3 million and $5.8 million for the quarter and year-to-date, respectively; the investment in commercial lending which added expenses of $339,000 and $780,000 for the quarter and year-to-date, respectively; the impact of new branches which added expenses of $391,000 and $722,000 for the quarter and year-to-date, respectively; and the FHLB prepayment fee of $136,000.

For the three months ended June 30, 2016, operating expenses increased $6.1 million, as compared to the prior linked quarter, excluding merger related expenses. The increase was primarily due to the additional expense from the operations of Cape of $4.9 million; the FHLB prepayment fee of $136,000; higher compensation and employee benefits expense of $387,000; and higher marketing expense of $212,000.

The provision for income taxes was $1.9 million and $4.4 million, respectively, for the three and six months ended June 30, 2016, as compared to $2.8 million and $5.5 million, respectively, for the same prior year periods. The effective tax rate was 34.5% and 35.8%, respectively, for the three and six months ended June 30, 2016 as compared to 35.1% and 34.7%, respectively, for the same prior year periods and 36.8% in the prior linked quarter. The variances in the effective tax rate were primarily due to the timing of non-deductible merger related expenses.

Financial Condition

Total assets increased by $1,454.4 million to $4,047.5 million at June 30, 2016, from $2,593.1 million at December 31, 2015 as a result of the acquisition of Cape. Loans receivable, net, increased by $1,159.3 million, to $3,130.0 million at June 30, 2016, from $1,970.7 million at December 31, 2015. Excluding the Cape acquisition, loans receivable, net, increased $2.4 million. As part of the acquisition of Cape, Colonial and the purchase of an existing retail branch in the Toms River market in the first quarter of 2016, the Company has outstanding goodwill and core deposit intangible at June 30, 2016 of $67.1 million and $3.9 million, respectively.

Deposits increased by $1,289.6 million, to $3,206.3 million at June 30, 2016, from $1,916.7 million at December 31, 2015, including deposits of $1,248.4 million acquired from Cape and $17.0 million acquired through the purchase of an existing retail branch located in the Toms River market. The loan-to-deposit ratio at June 30, 2016 was 97.6%, as compared to 102.8% at December 31, 2015. The deposit growth partly funded a decrease in FHLB advances of $11.8 million, to $312.6 million at June 30, 2016, from $324.4 million at December 31, 2015.

Stockholders’ equity increased to $409.3 million at June 30, 2016, as compared to $238.4 million at December 31, 2015. The acquisition of Cape added $165.9 million to stockholder’s equity. At June 30, 2016, there were 244,804 shares available for repurchase under the stock repurchase program adopted in July of 2014. Tangible stockholders’ equity per common share decreased to $13.14 at June 30, 2016, as compared to $13.67 at December 31, 2015 due to the addition of intangible assets in the Cape acquisition.

Asset Quality

The Company’s non-performing loans decreased to $15.3 million at June 30, 2016, compared to $18.3 million at December 31, 2015 and $20.9 million at June 30, 2015. Non-performing loans do not include $9.7 million of purchased credit-impaired (“PCI”) loans acquired from Cape and Colonial. The Company’s other real estate owned totaled $9.8 million at June 30, 2016, as compared to $8.8 million at December 31, 2015. The amount includes $7.0 million relating to the hotel, golf and banquet facility located in New Jersey which the Company acquired in the fourth quarter of 2015. At June 30, 2016, the Company’s allowance for loan losses was 0.53% of total loans, a decrease from 0.84% at December 31, 2015. These ratios exclude existing fair value credit marks of $27.3 million at June 30, 2016 on the Cape and Colonial loans and $2.2 million at December 31, 2015 on the Colonial loans. These loans were acquired at fair value with no related allowance for loan losses. The allowance for loan losses as a percent of total non-performing loans was 108.79% at June 30, 2016 as compared to 91.51% at December 31, 2015.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income, excluding merger related expenses, loss on sale of investment securities available for sale and Federal Home Loan Bank prepayment fee, which can vary from period to period, provides a better comparison of period to period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, July 29, 2016 at 11:00 a.m. Eastern time. The direct dial number for the call is (888) 338-7143. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10088668 from one hour after the end of the call until October 29, 2016. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

*  *  *

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a community bank with $4.0 billion in assets, $3.1 billion in loans, $3.2 billion in deposits and 50 branches located throughout central and southern New Jersey. OceanFirst Bank delivers commercial and residential financing solutions, wealth management and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	June 30,	March 31,	December 31,	June 30,
	2016	2016	2015	2015
	(unaudited)	(unaudited)		(unaudited)
ASSETS

Cash, due from banks and interest-bearing deposits	$66,222	$34,261	$43,946	$40,359
Securities available-for-sale, at estimated fair value	12,509	30,085	29,902	30,030
Securities held-to-maturity, net (estimated fair value of $520,971 at June 30, 2016, $378,613 at March 31, 2016, $397,763 at December 31, 2015, and $420,409 at June 30, 2015)	513,721	375,616	394,813	414,625
Federal Home Loan Bank of New York stock, at cost	21,128	16,645	19,978	18,740
Loans receivable, net	3,130,046	1,996,993	1,970,703	1,772,879
Mortgage loans held for sale	5,310	3,386	2,697	1,454
Interest and dividends receivable	10,143	6,036	5,860	5,550
Other real estate owned	9,791	9,029	8,827	3,357
Premises and equipment, net	49,392	28,322	28,419	24,931
Servicing asset	664	544	589	487
Bank Owned Life Insurance	105,929	57,868	57,549	56,858
Deferred tax asset	37,052	16,786	16,807	15,234
Other assets	14,581	10,485	10,900	10,596
Core deposit intangible	3,903	310	256	0
Goodwill	67,102	2,081	1,822	0

Total Assets	$4,047,493	$2,588,447	$2,593,068	$2,395,100

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$3,206,262	$1,971,360	$1,916,678	$1,761,675
Securities sold under agreements to repurchase with retail customers	67,673	83,913	75,872	71,687
Federal Home Loan Bank advances	312,603	251,917	324,385	295,616
Other borrowings	22,500	22,500	22,500	27,500
Advances by borrowers for taxes and insurance	9,828	7,271	7,121	7,845
Other liabilities	19,369	10,410	8,066	9,242

Total liabilities	3,638,235	2,347,371	2,354,622	2,173,565

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 25,748,898, 17,358,005, 17,286,557 and 16,722,632, shares outstanding at June 30, 2016, March 31, 2016, December 31, 2015, and June 30, 2015, respectively	336	336	336	336
Additional paid-in capital	308,460	271,003	269,757	267,248
Retained earnings	230,895	231,016	229,140	223,644
Accumulated other comprehensive loss	(5,798)	(5,923)	(6,241)	(6,587)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(2,903)	(2,974)	(3,045)	(3,187)
Treasury stock, 7,817,874, 16,208,767, 16,280,215, and 16,844,140 shares at June 30, 2016, March 31, 2016, December 31, 2015,and June 30, 2015, respectively	(121,732)	(252,382)	(251,501)	(259,919)
Common stock acquired by Deferred Compensation Plan	(308)	(305)	(314)	(309)
Deferred Compensation Plan Liability	308	305	314	309

Total stockholders’ equity	409,258	241,076	238,446	221,535

Total liabilities and stockholders’ equity	$4,047,493	$2,588,447	$2,593,068	$2,395,100

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the Three Months Ended,			For the Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
	(unaudited)			(unaudited)
Interest income:
Loans	$30,521	$21,035	$18,548	$51,556	$36,577
Mortgage-backed securities	1,708	1,415	1,519	3,123	3,142
Investment securities and other	912	623	509	1,535	1,026

Total interest income	33,141	23,073	20,576	56,214	40,745

Interest expense:
Deposits	1,771	1,271	967	3,042	1,922
Borrowed funds	1,356	1,243	1,176	2,599	2,257

Total interest expense	3,127	2,514	2,143	5,641	4,179

Net interest income	30,014	20,559	18,433	50,573	36,566

Provision for loan losses	662	563	300	1,225	675

Net interest income after provision for loan losses	29,352	19,996	18,133	49,348	35,891

Other income:
Bankcard services revenue	1,211	851	899	2,062	1,682
Wealth management revenue	621	550	629	1,171	1,157
Fees and service charges	2,502	1,817	2,059	4,319	3,949
Loan servicing income	95	56	59	151	111
Net loss on sale of investment securities available for sale	(12)	—	—	(12)	—
Net gain on sale of loan servicing	—	—	30	—	111
Net gain on sales of loans available for sale	170	179	185	349	377
Net loss from other real estate operations	(313)	(406)	(72)	(719)	(51)
Income from Bank Owned Life Insurance	542	319	364	861	810
Other	67	10	18	77	11

Total other income	4,883	3,376	4,171	8,259	8,157

Operating expenses:
Compensation and employee benefits	11,432	8,466	7,700	19,898	15,239
Occupancy	2,011	1,626	1,242	3,637	2,696
Equipment	1,184	969	813	2,153	1,611
Marketing	543	251	415	794	689
Federal deposit insurance	723	529	506	1,252	1,004
Data processing	1,881	1,265	1,101	3,146	2,189
Check card processing	505	420	423	925	898
Professional fees	700	498	539	1,198	934
Other operating expense	2,217	1,277	1,469	3,493	2,636
Federal Home Loan Bank prepayment fee	136	—	—	136	—
Amortization of core deposit intangible	125	13	—	138	—
Merger related expense	7,189	1,402	184	8,591	234

Total operating expenses	28,646	16,716	14,392	45,361	28,130

Income before provision for income taxes	5,589	6,656	7,912	12,246	15,918
Provision for income taxes	1,928	2,451	2,779	4,380	5,523

Net income	$3,661	$4,205	$5,133	$7,866	$10,395

Basic earnings per share	$0.16	$0.25	$0.31	$0.40	$0.63

Diluted earnings per share	$0.16	$0.25	$0.31	$0.39	$0.63

Average basic shares outstanding	22,478	16,906	16,401	19,694	16,433

Average diluted shares outstanding	22,880	17,118	16,593	19,996	16,613

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

		June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015

Commercial:
Commercial and industrial		$222,355	$141,364	$144,788	$129,379	$111,229
Commercial real estate – owner-occupied		523,662	308,666	307,509	317,438	281,178
Commercial real estate – investor		1,011,354	536,754	510,936	486,625	417,108

Total commercial		1,757,371	986,784	963,233	933,442	809,515

Consumer:
Residential mortgage		1,096,091	796,139	793,946	789,517	749,416
Residential construction		48,266	54,259	50,757	51,580	52,428
Home equity loans and lines		258,398	190,621	192,368	193,587	191,708
Other consumer		1,586	570	792	719	643

Total consumer		1,404,341	1,041,589	1,037,863	1,035,403	994,195

Total loans		3,161,712	2,028,373	2,001,096	1,968,845	1,803,710

Loans in process		(13,119)	(15,033)	(14,206)	(14,145)	(16,073)
Deferred origination costs, net		3,441	3,253	3,232	3,216	3,230
Allowance for loan losses		(16,678)	(16,214)	(16,722)	(16,638)	(16,534)

Total loans, net		3,135,356	2,000,379	1,973,400	1,941,278	1,774,333

Less: mortgage loans held for sale		5,310	3,386	2,697	2,306	1,454

Loans receivable, net		$3,130,046	$1,996,993	$1,970,703	$1,938,972	$1,772,879

Mortgage loans serviced for others		$145,903	$152,653	$158,244	$164,488	$173,090
Loan pipeline:	Average Yield
Commercial	4.14%	$48,897	$57,571	$53,785	$71,944	$58,613
Residential mortgage and construction	3.79	30,520	28,528	31,860	39,894	26,854
Home equity loans and lines	4.38	5,594	8,082	5,481	8,859	8,059

Total	4.03	$85,011	$94,181	$91,126	$120,697	$93,526

		For the Three Months Ended,
		June 30,	March 31,	December 31,	September 30,	June 30,
		2016	2016	2015	2015	2015

Loan originations:
Commercial	4.25%	$59,543	$58,005	$72,534	$70,378	$52,037
Residential mortgage and construction	3.66	40,295	34,361	43,616	35,994	47,261
Home equity loans and lines	4.32	10,067	10,915	10,431	13,841	13,259

Total	4.04	$109,905	$103,281	$126,581	$120,213	$112,557

Loans sold		$10,303	$8,901	$9,784	$11,063	$16,788
DEPOSITS
		June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Type of Account
Non-interest-bearing		$554,709	$351,743	$337,143	$362,079	$328,175
Interest-bearing checking		1,310,290	860,468	859,927	883,940	794,310
Money market deposit		366,942	163,885	153,196	151,657	123,017
Savings		489,132	327,845	310,989	310,009	306,079
Time deposits		485,189	267,420	255,423	260,086	210,094

		$3,206,262	$1,971,361	$1,916,678	$1,967,771	$1,761,675

OceanFirst Financial Corp.

ASSET QUALITY

(in thousands)

	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
ASSET QUALITY
Non-performing loans:
Commercial and industrial	$964	$909	$123	$115	$115
Commercial real estate – owner-occupied	4,363	4,354	7,684	15,666	13,139
Commercial real estate – investor	1,675	940	3,112	1,391	1,462
Residential mortgage	7,102	8,788	5,779	5,481	4,288
Home equity loans and lines	1,226	1,202	1,574	1,738	1,899
Other consumer	—	—	2	3	2

Total non-performing loans	15,330	16,193	18,274	24,394	20,905
Other real estate owned	9,791	9,029	8,827	3,262	3,357

Total non-performing assets	$25,121	$25,222	$27,101	$27,656	$24,262

Purchased credit-impaired (“PCI”) loans	$9,673	$376	$461	$1,019	$—

Delinquent loans 30 to 89 days	$15,643	$6,996	$9,087	$8,025	$7,258

Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$2,990	$4,775	$4,918	$3,819	$3,832
Performing	28,173	26,689	26,344	26,935	27,618

Total troubled debt restructurings	$31,163	$31,464	$31,262	$30,754	$31,450

Allowance for loan losses	$16,678	$16,214	$16,722	$16,638	$16,534

Allowance for loan losses as a percent of total loans receivable	0.53%	0.80%	0.84%	0.85%	0.92%
Allowance for loan losses and fair value credit marks as a percent of total loans receivable (1)	1.39%	0.91%	0.95%	1.01%	0.92%
Allowance for loan losses as a percent of total non-performing loans	108.79	100.13	91.51	68.21	79.09
Non-performing loans as a percent of total loans receivable	0.48	0.80	0.91	1.24	1.16
Non-performing assets as a percent of total assets	0.62	0.97	1.05	1.08	1.01

(1)	The loans acquired from Cape and Colonial were recorded at fair value. The net credit mark on these loans, not reflected in the allowance for loans losses, was $27,281,000, $2,013,000, $2,202,000 and $3,046,000 at June 30, 2016, March 31, 2016, December 31, 2015 and September 30, 2015, respectively.

NET CHARGE-OFFS

	For the quarters ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Net Charge-offs:
Loan charge-offs	$(223)	$(1,172)	$(236)	$(210)	$(331)
Recoveries on loans	25	101	19	14	146

Net loan charge-offs	$(198)	$(1,071)	$(217)	$(196)	$(185)

Net loan charge-offs to average total loans (annualized)	0.03%	0.21%	0.04%	0.04%	0.04%

Net charge-off detail - (loss) recovery:
Commercial	$(84)	$(1,073)	$12	$(47)	$(3)
Residential mortgage and construction	(69)	(24)	(117)	(51)	11
Home equity loans and lines	(45)	28	(109)	(98)	(192)
Other consumer	—	(2)	(3)	—	(1)

Net loans charged-off	$(198)	$(1,071)	$(217)	$(196)	$(185)

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED,
	JUNE 30, 2016			MARCH 31, 2016			JUNE 30, 2015
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$40,567	$41	0.40%	$48,501	$28	0.23%	$28,636	$6	0.08%
Securities (1) and FHLB stock	571,463	2,579	1.81	445,696	2,010	1.80	490,760	2,022	1.65
Loans receivable, net (2):
Commercial	1,471,159	17,783	4.84	972,050	10,998	4.53	790,055	8,759	4.43
Residential	1,076,557	10,225	3.80	830,840	8,039	3.87	791,603	7,799	3.94
Home equity	236,937	2,498	4.22	191,355	1,990	4.16	194,250	1,982	4.08
Other	1,011	15	5.93	501	8	6.39	436	8	7.00
Allowance for loan loss net of deferred loan fees	(13,146)	—	—	(13,645)	—	—	(13,349)	—	—

Total loans	2,772,518	30,521	4.40	1,981,101	21,035	4.25	1,762,995	18,548	4.21

Total interest- earning assets	3,384,548	33,141	3.92	2,475,298	23,073	3.73	2,282,391	20,576	3.61

Non-interest-earning assets	262,554			129,719			112,445

Total assets	$3,647,102			$2,605,017			$2,394,836

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing checking	$1,166,298	503	0.17	$899,883	305	0.14	$845,871	187	0.09
Money market	298,530	180	0.24	156,326	70	0.18	122,668	26	0.08
Savings	434,438	41	0.04	316,148	26	0.03	305,173	25	0.03
Time deposits	417,301	1,047	1.00	263,722	870	1.32	212,166	729	1.37

Total	2,316,567	1,771	0.31	1,636,079	1,271	0.31	1,485,878	967	0.26
Securities sold under agreements to repurchase	76,907	26	0.14	83,506	28	0.13	67,873	22	0.13
FHLB advances	287,171	1,201	1.67	266,234	1,084	1.63	270,432	952	1.41
Other borrowings	22,500	129	2.29	22,500	131	2.33	27,500	202	2.94

Total interest-bearing liabilities	2,703,145	3,127	0.46	2,008,319	2,514	0.50	1,851,683	2,143	0.46

Non-interest-bearing deposits	529,230			343,371			307,528
Non-interest-bearing liabilities	26,033			13,328			14,705

Total liabilities	3,258,408			2,365,018			2,173,916
Stockholders’ equity	388,694			239,999			220,920

Total liabilities and stockholders’ equity	$3,647,102			$2,605,017			$2,394,836

Net interest income		$30,014			$20,559			$18,433

Net interest rate spread (3)			3.46%			3.23%			3.15%

Net interest margin (4)			3.55%			3.32%			3.23%

Total cost of deposits (including non-interest bearing deposits)			0.25%			0.26%			0.22%

(1)	Amounts are recorded at average amortized cost
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

	FOR THE SIX MONTHS ENDED,
	JUNE 30, 2016			JUNE 30, 2015
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$44,533	$70	0.31%	$28,443	$11	0.08%
Securities (1) and FHLB stock	508,590	4,588	1.80	500,326	4,157	1.66
Loans receivable, net (2):
Commercial	1,221,604	28,780	4.71	765,396	17,058	4.46
Residential	954,059	18,265	3.83	785,079	15,530	3.96
Home equity	214,146	4,488	4.19	195,384	3,973	4.07
Other	756	23	6.08	434	15	6.91
Allowance for loan loss net of deferred loan fees	(13,396)	—	—	(13,269)	—	—

Total loans	2,377,169	51,556	4.34	1,733,024	36,576	4.22

Total interest-earning assets	2,930,292	56,214	3.84	2,261,793	40,744	3.60

Non-interest-earning assets	195,768			112,176

Total assets	$3,126,060			$2,373,969

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing checking	$1,033,091	808	0.16	$859,312	382	0.09
Money market	227,428	250	0.22	111,860	46	0.08
Savings	375,293	67	0.04	303,717	49	0.03
Time deposits	340,511	1,917	1.13	208,324	1,444	1.39

Total	1,976,323	3,042	0.31	1,483,213	1,921	0.26
Securities sold under agreements to repurchase	80,207	54	0.13	67,260	43	0.13
FHLB advances	276,547	2,284	1.65	256,511	1,812	1.41
Other borrowings	22,500	261	2.32	27,500	402	2.92

Total interest-bearing liabilities	2,355,577	5,641	0.48	1,834,484	4,179	0.46

Non-interest-bearing deposits	436,300			302,490
Non-interest-bearing liabilities	19,836			14,701

Total liabilities	2,811,713			2,151,675
Stockholders’ equity	314,347			222,294

Total liabilities and stockholders’ equity	$3,126,060			$2,373,969

Net interest income		$50,573			$36,566

Net interest rate spread (3)			3.36%			3.14%

Net interest margin (4)			3.45%			3.23%

Total cost of deposits (including non- interest bearing deposits)			0.25%			0.22%

(1)	Amounts are recorded at average amortized cost
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.

SELECTED QUARTERLY FINANCIAL DATA

(in thousands, except per share amounts)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Selected Financial Condition Data:

Total assets	$4,047,493	$2,588,447	$2,593,068	$2,557,898	$2,395,100
Securities available-for-sale, at estimated fair value	12,509	30,085	29,902	30,108	30,030
Securities held-to-maturity, net	513,721	375,616	394,813	392,932	414,625
Federal Home Loan Bank of New York stock	21,128	16,645	19,978	15,970	18,740
Loans receivable, net	3,130,046	1,996,993	1,970,703	1,938,972	1,772,879
Mortgage loans held-for-sale	5,310	3,386	2,697	2,306	1,454
Deposits	3,206,262	1,971,360	1,916,678	1,967,771	1,761,675
Federal Home Loan Bank advances	312,603	251,917	324,385	233,006	295,616
Securities sold under agreements to repurchase and other borrowings	90,173	106,413	98,372	105,493	99,187
Stockholders’ equity	409,258	241,076	238,446	234,688	221,535

	For the quarters ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Selected Operating Data:
Interest income	$33,141	$23,073	$23,149	$21,970	$20,576
Interest expense	3,127	2,514	2,461	2,395	2,143

Net interest income	30,014	20,559	20,688	19,575	18,433
Provision for loan losses	662	563	300	300	300

Net interest income after provision for loan losses	29,352	19,996	20,388	19,275	18,133
Other income	4,883	3,376	4,118	4,152	4,171
Operating expenses	21,457	15,314	15,885	15,117	14,208
Merger related expenses	7,189	1,402	614	1,030	184

Income before provision for income taxes	5,589	6,656	8,007	7,280	7,912
Provision for income taxes	1,928	2,451	2,777	2,582	2,779

Net income	$3,661	$4,205	$5,230	$4,698	$5,133

Diluted earnings per share	$0.16	$0.25	$0.31	$0.28	$0.31

	At or For the Quarters Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015
Selected Financial Ratios and Other Data(1):

Performance Ratios (Annualized):

Return on average assets (2)	0.40%	0.65%	0.81%	0.75%	0.86%
Return on average stockholders’ equity (2)	3.77	7.01	8.85	8.02	9.29
Return on average tangible stockholders’ equity (2)(3)	4.30	7.07	8.93	8.07	9.29
Stockholders’ equity to total assets	10.11	9.31	9.19	9.18	9.25
Tangible stockholders’ equity to tangible assets (3)	8.51	9.23	9.12	9.10	9.25
Net interest rate spread	3.46	3.23	3.27	3.16	3.15
Net interest margin	3.55	3.32	3.37	3.26	3.23
Operating expenses to average assets (2)	3.14	2.57	2.55	2.56	2.40
Efficiency ratio (2) (4)	82.09	69.84	66.51	68.05	63.67

Wealth Management: Assets under administration (000’s)	$221,277	$203,723	$229,039	$205,087	$216,533

Per Share Data:

Cash dividends per common share	$0.13	$0.13	$0.13	$0.13	$0.13
Stockholders’ equity per common share at end of period	15.89	13.89	13.79	13.58	13.25
Tangible stockholders’ equity per common share at end of period (3)	13.14	13.75	13.67	13.46	13.25

Number of full-service customer facilities:	50	28	27	27	24

(continued)

	For the quarters ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015

Quarterly Average Balances
Total securities	$571,463	$445,696	$456,486	$468,707	$490,760
Loans, receivable, net	2,772,518	1,981,101	1,960,099	1,875,458	1,762,995
Total interest-earning assets	3,384,548	2,475,298	2,457,812	2,399,212	2,282,391
Total assets	3,647,102	2,605,017	2,587,109	2,521,481	2,394,836
Interest-bearing transaction deposits	1,899,266	1,372,357	1,371,415	1,319,106	1,273,717
Time deposits	417,301	263,722	256,378	244,325	212,160
Total borrowed funds	386,578	372,240	357,171	355,639	365,804
Total interest-bearing liabilities	2,703,145	2,008,319	1,984,964	1,919,070	1,851,681
Non-interest bearing deposits	529,230	343,371	349,473	354,411	307,528
Stockholder’s equity	388,694	239,999	236,498	234,173	220,920
Total deposits	2,845,797	1,979,450	1,977,266	1,917,842	1,793,405

Quarterly Yields
Total securities	1.81%	1.80%	1.74%	1.69%	1.65%
Loans, receivable, net	4.40	4.25	4.31	4.26	4.21
Total interest-earning assets	3.92	3.73	3.77	3.66	3.61
Interest-bearing transaction deposits	0.15	0.12	0.11	0.12	0.07
Time deposits	1.00	1.32	1.30	1.28	1.37
Borrowed funds	1.40	1.34	1.39	1.39	1.29
Total interest-bearing liabilities	0.46	0.50	0.50	0.50	0.46
Net interest spread	3.46	3.23	3.27	3.16	3.15
Net interest margin	3.55	3.32	3.37	3.26	3.23
Total deposits	0.25	0.26	0.25	0.24	0.22

(1)	With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2)	Performance ratios for each period include merger related expenses. Refer to Other Items – Non-GAAP Reconciliation for impact of merger related expenses.
(3)	Tangible stockholder’s equity and tangible assets exclude intangible assets relating to goodwill and core deposit intangible.
(4)	Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.

OTHER ITEMS

(in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the quarters ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2016	2016	2015	2015	2015

Core earnings:
Net income	$3,661	$4,205	$5,230	$4,698	$5,133
Add: Merger related expenses	7,189	1,402	614	1,030	184
Loss on sale of investment securities available for sale	12	—	—	—	—
Federal Home Loan Bank prepayment fee	136	—	—	—	—
Less: Income tax benefit on items	(2,311)	(171)	(173)	(316)	(33)

Core earnings	$8,687	$5,436	$5,671	$5,412	$5,284

Core diluted earnings per share	$0.38	$0.32	$0.33	$0.32	$0.32

COMPUTATION OF TOTAL TANGIBLE EQUITY TO TOTAL TANGIBLE ASSETS

	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Total stockholder’s equity	$409,258	$241,076	$238,446	$234,688	$221,535
Less:
Goodwill	67,102	2,081	1,822	1,845	—
Core deposit intangible	3,903	310	256	269	—

Tangible stockholders’ equity	$338,253	$238,685	$236,368	$232,574	$221,535

Total Assets	$4,047,493	$2,588,447	$2,593,068	$2,557,898	$2,395,100
Less:
Goodwill	67,102	2,081	1,822	1,845	—
Core deposit intangible	3,903	310	256	269	—

Tangible assets	$3,976,488	$2,586,056	$2,590,990	$2,555,784	$2,395,100

Tangible stockholders’ equity to tangible assets	8.51%	9.23%	9.12%	9.10%	9.25%

Net accretion/amortization of purchase accounting adjustments included in net interest income	$1,267	$164	$177	$140	$—

ACQUISITION DATE – FAIR VALUE BALANCE SHEET

The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of the acquisition for Cape, net of the total consideration paid (in thousands):

	At May 2, 2016
(in thousands)	Cape Book Value	Purchase Accounting Adjustments		Estimated Fair Value
Total Purchase Price:				$196,403

Assets acquired:
Cash and cash equivalents	$30,025	$—		$30,025
Securities and Federal Home Loan Bank Stock	218,577	361		218,938
Loans:	1,169,568	—		1,156,980
Specific credit fair value on credit impaired loans	—	(7,256)		—
General credit fair value	—	(19,069)		—
Interest rate fair value	—	1,982		—
Reverse allowance for loan losses	—	9,931		—
Reverse net deferred fees, premiums and discounts	—	1,824		—
Premises and equipment	27,972	(6,249)		21,723
Other real estate owned	2,343	(408)		1,935
Deferred tax asset	9,407	12,647		22,054
Other assets	61,793	—		61,793
Core deposit intangible	831	2,887		3,718

Total assets acquired	1,520,516	(3,350)		1,517,166

Liabilities assumed:
Deposits	(1,247,688)	(679	)(a)	(1,248,367)
Borrowings	(123,587)	(879)		(124,466)
Other liabilities	(7,611)	(5,340	)(b)	(12,951)

Total liabilities assumed	(1,378,886)	(6,898)		(1,385,784)

Net assets acquired	141,630	(10,248)		131,382

Goodwill recorded in the merger				$65,021

The following provides an explanation of certain fair value adjustments presented in the above table:

(a)	Represents fair value adjustment on time deposits of $1,024, net of reversal of prior acquisition purchase accounting adjustments of $346.
(b)	Represents accrued liability related to the Pension Plan.